UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Texas Pacific Land Trust

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Texas Pacific Land Trust Sends Letter to Shareholders Detailing
Significant Concerns about Dissident Nominee’s Potential Conflicts of
Interest and Poor Governance Track Record

Shareholders Can Protect Their Investment from This Risky Nominee by Voting the
Blue Proxy Card FOR General Don Cook

DALLAS (April 30, 2019) – The Board of Trustees of Texas Pacific Land Trust (NYSE: TPL) (the “Trust”) today sent a letter to shareholders detailing information dissident trustee candidate Eric L. Oliver has failed to disclose to shareholders. This information raises concerns, including: significant potential for conflicts of interest with Mr. Oliver’s other businesses, which he has refused to disclose; a disconcerting corporate governance track record; potentially fraudulent claims of serving as a director of an entity that may not exist and what we believe are the dissident group’s efforts to manufacture “third-party” support from entities that are actually close associates. While Mr. Oliver purports to champion transparency and good governance, he appears not to practice what he preaches.

The Trust urges its shareholders to protect their investment from the risks posed by this potentially conflicted and self-interested candidate by voting FOR General Donald “Don” G. Cook using the BLUE proxy card.

The letter to TPL shareholders follows:

Contacts:

Media:

Abernathy MacGregor

Sydney Isaacs / Jeremy Jacobs

(713) 343-0427 / (212) 371-5999

sri@abmac.com / jrj@abmac.com

Investor Relations:

MacKenzie Partners

Paul Schulman / David Whissel

(212) 929-5500 or (800) 322-2885

pschulman@mackenziepartners.com

###

Texas Pacific Land Trust 1700 Pacific Ave., Ste. 2770 Dallas, TX 75201	April 30, 2019 Dear Texas Pacific Land Trust Shareholders:

As you know, a dissident group has nominated Mr. Eric Oliver for election as the next trustee of TPL and has refused to support or even consider any other compromise candidate for this important position. In his communications with shareholders, Mr. Oliver has attempted to present himself as an E&P expert whose interests align with yours. We believe this could not be further from the truth. In our view, Mr. Oliver’s own E&P financial interests could put him in direct conflict with not only the interests of the Trust, but also the interests of all of TPL’s other shareholders.

HERE ARE JUST A FEW OF THE THINGS

MR. OLIVER HAS NOT TOLD YOU

ABOUT HIMSELF...

1

Significant potential for conflicts of interest with Mr. Oliver’s other businesses, which he has refused to disclose

Mr. Oliver and his direct family members have significant oil and gas interests, at least some of which are located in the Permian Basin, which may create serious conflicts with Mr. Oliver’s duties as an independent Trustee. It is not clear whether Mr. Oliver’s interests conflict with or compete against the Trust. Because he refused to fill out the Trust’s standard candidate questionnaire about his qualifications, background and financial interests (which General Cook completed in under 24 hours), the Trust lacks the necessary information to determine whether Mr. Oliver would qualify as “independent” under NYSE rules or whether he would be conflicted with respect to some of the Trustees’ ordinary course decisions.

This leaves us to wonder why Mr. Oliver is really interested in gaining access to inside information from TPL! As a Trustee of TPL, he would be charged with making decisions about sales and swaps that could directly benefit his investments.

2	Disconcerting corporate governance track record

From what we can tell, Mr. Oliver has only served as a director of one public company, AMEN Properties, a micro-cap company with a $43 million market cap trading on the “pink sheets” because it was deregistered by the SEC and delisted from NASDAQ. His brother, Kris Oliver, serves as AMEN’s CFO. Together they have overseen a pattern of questionable corporate governance practices at AMEN, including:

●	Failure to adhere to governing documents and philanthropic commitments: AMEN states in its public disclosures that it “donates 10% of its net earnings to Christian organizations with an emphasis on benevolence and youth outreach.” Contrary to these statements – and potentially in violation of federal securities laws, AMEN’s own governing documents and representations to investors – AMEN’s annual reports contain no record that AMEN has made any such donation of its net earnings to Christian organizations for at least the past three years.

AMEN did however use 10% of its net earnings to pay out an additional dividend to shareholders, but labeled it as a “tithing dividend,” without any connection whatsoever to the intended religious or philanthropic purpose it advertises. Notably, based on publicly-available information, we believe that the Oliver family is among the largest shareholders and, therefore, largest beneficiaries of AMEN’s “tithing dividend.” While the Trust is in favor of returning capital to shareholders, we believe these are disconcerting corporate governance practices. In fact, we believe this practice begs the question as to whether Oliver is only using the purported “Christian” purpose of AMEN to raise capital from faith-based investors while in fact giving substantial portions of the company’s earnings to himself and his family.

●	History of Conflicts and Self-Dealing: Mr. Oliver used his investment firm, SoftVest, to provide AMEN a preferred promissory note that financed a royalty acquisition in late 2007. We have no way to know how AMEN determined that, of all potential financing sources, SoftVest was the best firm to provide this financing – or whether Mr. Oliver was simply arranging financing to boost his own profits at the expense of AMEN’s public shareholders.

●	Hypocritical Criticism of TPL for Long Tenure Trustee Appointments Despite Serving on AMEN’s Board for 17 Years: Mr. Oliver has criticized the trustee tenure called for in the Trust’s founding documents when it serves his interests, but clearly does not see any problems with his own long tenure – as he has served for 17 years – on the Board of AMEN!

●	Failure to comply with basic, mandatory filing obligations: As CEO and Chairman of AMEN, Mr. Oliver has failed to comply with basic, mandatory filing obligations (such as the obligation to file Franchise Tax Public Information Reports annually with the Texas Secretary of State since 2017).

3	Potentially fraudulent claims of serving as a director of an entity that may not exist

In reports to investors from 2011 through 2018, AMEN states that its Chairman, Mr. Oliver, “is on the board of directors of the First National Bank of Midland.” The Trust has been unable to verify that Mr. Oliver sits on the board of First National Bank of Midland. Historically, two banks used the name First National Bank of Midland; one ceased operations in the 1980s, the other operates now under the name First Capital Bank of Texas. Mr. Oliver should immediately clarify so shareholders can properly evaluate his track record: on which bank’s board – if any – does he serve?

4	Fabricated “third-party” support from close business associates

Don’t be fooled by the two supposedly “independent” shareholders who have recently released communications supporting Mr. Oliver’s candidacy.

●	Santa Monica Partners – Not Independent from the Dissident Group: Immediately after the dissident group launched its proxy contest, Santa Monica Partners acquired 17,892 shares or a tiny 0.2% stake of TPL and filed a Schedule 13-D (to be filed by shareholders with 5% or more of the shares!) in support of Mr. Oliver. The dissident group, which includes Horizon Kinetics, has not disclosed that Santa Monica Partners Principal Lawrence J. Goldstein is closely associated with Horizon Kinetics Principal Murray Stahl: both are executives of a company that trades on the OTC Market, FRMO Corp., which is disclosed as an “owner” of Horizon Kinetics and a participant in Horizon Kinetics’ “revenue stream.”

●	Universal Guaranty – Not Independent from Mr. Oliver: Similarly, last week, Universal Guaranty Life Insurance Company, which bought 39,000 shares of TPL, issued a press release in support of Mr. Oliver. Universal Guaranty is directly tied to Mr. Oliver; its Chairman and CEO, Jesse T. Correll, was previously a member of AMEN’s Board of Directors.

●	We believe both Santa Monica Partners and Universal Guaranty are undisclosed members of the dissident group and hidden participants in their proxy solicitation – potentially in violation of federal securities law.

●	In sharp contrast, third-party support for TPL is entirely independent. Mission Advisors, whom we believe is the second-largest shareholder of TPL with 177,223 shares, issued a scathing public letter on Mr. Oliver last week. The letter was completely unsolicited, and there are no undisclosed relationships or agreements between Mission Advisors and the Trust.

What else is Mr. Oliver hiding?

×	He refused to complete TPL’s trustee questionnaire that is designed to assess a nominee’s fitness to serve as trustee, including independence and qualifications.

×	Due to Mr. Oliver’s absolute refusal to answer the basic conflict of interest questions therein, we have been unable to assess his ability to act fairly and independently without putting his own interests ahead of the Trust or its shareholders.

Please visit www.TrustTPL.com to watch a video Q&A with General Don Cook and to review a new presentation available to shareholders. We sincerely believe that the election of Mr. Oliver would put the future of your investment at risk. Protect your investment by voting today FOR retired four-star General Don Cook on the BLUE proxy card today!

Sincerely, John R. Norris III and David E. Barry Trustees

If you have any questions or need assistance in voting your shares, please contact the Trust’s proxy solicitor:

MacKenzie Partners

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 or call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com